Exhibit 10.17

FirsT Amendment to SOFTWARE TRANSFER Agreement

This First Amendment to SOFTWARE Agreement (this “Amendment”) is entered into as October 4, 2019, by and between Swiss Interactive Software GmbH, a Swiss corporation with offices at Ave. Beauregard 12, 1700 Fribourg, Switzerland (“Swiss Interactive”), and Esports Entertainment Group, Inc., a Nevada corporation with its principal office at 170 Pater House, Psaila Street, Birkirkara, Malta, (“Esports Entertainment”) (Swiss Interactive and Esports Entertainment each, a “Party;” together, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Software Transfer Agreement dated April 7, 2019, whereby Swiss Interactive transfered to Esports Entertainment, in exchange for Esports Entertainment’s payment of transfer fees, ownership of certain software (the “Original Agreement”), as further described in the Original Agreement; and

WHEREAS, the Parties desire to amend the Original Agreement to allow for additional time for a Qualified Offering (as such term is defined in the Original Agreement) to be consummated.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The Original Agreement shall be amended as follows, in accordance with the terms and conditions of Section 8.12 thereof:

a.	References to this “Agreement” shall mean the Original Agreement as amended by this Amendment.

b.	Section 3.2(f) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

Without prejudice to any other provision of this Agreement, in the event that the Effective Date does not take place prior to June 30, 2020 (the “Deadline Date”), then the Agreement shall terminate with immediate-effect on the Deadline Date and neither party shall have any further rights or obligations to the other party hereunder, notwithstanding the pre-existing Software License Agreement between the Parties.

2. Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction). Any legal proceeding arising out of or based upon this Agreement shall be instituted in the federal courts or the courts of the state of Nevada and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Amendment as of the date first stated above.

Swiss Interactive Software GmbH.		Esports Entertainment Group, Inc.

By:		By:
Name:	Yan Rozum	Name:	Grant Johnson
Title:	Director	Title:	Chief Executive Officer